UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2021 (March 24, 2021)

Home Point Capital Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39964	90-1116426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2211 Old Earhart Road, Suite 250
Ann Arbor, Michigan 48105
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (888) 616-6866

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0000000072 per share	HMPT	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement
On March 24, 2021, Home Point Financial Corporation (“HPF”), a wholly owned subsidiary of Home Point Capital Inc. (the “Company”), entered into a Master Repurchase Agreement (the “Master Repurchase Agreement”), as seller and guarantor, with Goldman Sachs Bank USA, as Buyer (the “Buyer”). The Master Repurchase Agreement provides for committed financing of $250.0 million and an aggregate transaction limit of $500.0 million for the origination of Government-Sponsored Enterprise eligible mortgage loans. The maturity date of the Master Repurchase Agreement is March 24, 2023. Financings under the Master Repurchase Agreement accrue interest at rates per annum calculated as the one-month LIBOR plus an applicable margin. The actual terms of financing for each borrowing will be determined at the time of financing in accordance with the Master Repurchase Agreement.
The Master Repurchase Agreement contains certain customary events of default, including in the event of a change of control, and certain covenants and restrictions that, among other things, require delivery of specified financial reports, require HPF to cure any margin deficit, restrict HPF’s ability to consolidate, merge, sell, or otherwise dispose of all or substantially all of its assets and enter into certain transactions with its affiliates, and limit HPF’s ability to pay dividends on or make distributions in respect of its capital stock if a default or an event of default exists or will exist after giving effect thereto. HPF is also subject to certain financial maintenance covenants under the Master Repurchase Agreement, which require HPF to not exceed a specified ratio of debt to tangible net worth at the end of each calendar month, to maintain certain minimum liquidity and tangible net worth requirements, and to comply with a profitability requirement.
If HPF fails to perform its obligations under these and other covenants, or should any event of default occur, the financing of mortgage loans under the Master Repurchase Agreement may be terminated and any outstanding purchase price, together with accrued interest, under the Master Repurchase Agreement could be declared immediately due and payable.
Certain affiliates of the Buyer have performed commercial banking, investment banking or advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses. They may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of its business for which they may receive customary fees and reimbursement of expenses.
The foregoing description of the Master Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Master Repurchase Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.
Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 above is hereby incorporated in this Item 2.03 by reference.
Item 9.01Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description
10.1	Master Repurchase Agreement, dated as of March 24, 2021, by and between Goldman Sachs Bank USA, as buyer, and Home Point Financial Corporation, as seller and guarantor.

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Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME POINT CAPITAL INC.

Date: March 26, 2021

	By:	/s/ Maria N. Fregosi

	Name:	Maria N. Fregosi
	Title:	Chief Investment Officer